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                                                                   EXHIBIT 99.3

                                SOFTDESK, INC.

                              7 LIBERTY HILL ROAD
                      HENNIKER, NEW HAMPSHIRE, USA 03242

             NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
                           ON MONDAY, MARCH 31, 1997

  A Special Meeting of Stockholders (the "Special Meeting") of Softdesk, Inc., a Delaware corporation ("Softdesk") will be held at the office of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts on Monday, March 31, 1997 at 10:00 a.m., local time, to consider and act upon the following matters:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization dated as of December 10, 1996 (the "Agreement") by and among Autodesk, Inc., a Delaware corporation ("Autodesk"), Autodesk Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Autodesk ("Merger Sub"), and Softdesk, as amended by the Amendment dated December 19, 1996 (as amended, the "Amended Agreement"), pursuant to which, among other things (a) Merger Sub will be merged with and into Softdesk, which will be the surviving corporation, and Softdesk will become a wholly-owned subsidiary of Autodesk and (b) each outstanding share of Common Stock, par value $0.01 per share, of Softdesk will be converted into the right to receive a fractional share, valued at $15.00, of Autodesk Common Stock, subject to adjustment in certain circumstances and as explained more fully in the accompanying Proxy Statement/Prospectus.

  2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  A copy of the Amended Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus.

  Stockholders of record at the close of business on January 31, 1997 will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          R. Drew Ogden, Secretary

Henniker, New Hampshire
March 6, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.